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                                                                   EXHIBIT 23.1a

                          INDEPENDENT AUDITORS' CONSENT

To the Shareholders and the Board of Directors
Aspect Communication Corporation:

We consent to the use of our report dated January 23, 2003, except for Note 22, which is as of January 31, 2003, with respect to the consolidated balance sheet of Aspect Communications Corporation and its subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, incorporated herein by reference.

Our report refers to a change in accounting for goodwill and other intangible assets effective January 1, 2002.

We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP

Mountain View, California
February 12, 2004